Exhibit 99.1

iParty Corp. Reports Q2 2006 Financial Results

    DEDHAM, Mass.--(BUSINESS WIRE)--July 25, 2006--iParty Corp. (AMEX:
IPT - news), a party goods retailer that operates 50 iParty retail stores, today reported financial results for its second quarter of fiscal year 2006, which ended on July 1, 2006.
    For the quarter, consolidated revenues were $18.6 million, a 12.5% increase compared to $16.5 million for the second quarter of 2005. The increase in first quarter revenues from the year-ago period was primarily due to sales from five new stores that opened since the end of the second quarter of 2005 as well as a 1.6% increase in comparable store sales from stores open for more than one year. Consolidated gross profit margin was 41.4% for the second quarter compared to a margin of 42.2% for the same period in 2005. Consolidated net income for the quarter was approximately $120,000, or $0.00 per basic and diluted share, compared to consolidated net income of approximately $30,000, or $0.00 per basic and diluted share, in the second quarter of 2005.
    For the six-month year-to-date period, consolidated revenues were $32.1 million, an 8.3% increase compared to $29.7 million for the first six months of 2005. This year's six-month year-to-date consolidated revenues included a 0.3% increase in comparable store sales. Consolidated gross profit margin was 39.6% for the six-month period compared to 40.3% for the same period in 2005. For the six-month period, consolidated net loss was $2.0 million, or $0.09 per basic and diluted share, compared to a consolidated net loss of $1.7 million, or $0.08 per basic and diluted share, for the first six months of 2005.
    Sal Perisano, Chairman and Chief Executive Officer of iParty Corp., commented, "We were once again able to report a net profit in our second quarter, marking our fifth consecutive year of second quarter profitability. That said, while our comparable store sales for the quarter increased by 1.6%, mostly because Easter shifted into the second quarter of 2006 from the first quarter in 2005, our year-to-date comparable sales only increased by 0.3% which is lower than we had expected. We have identified several factors that we believe have caused our traffic to be down so far in 2006. Although we can't change factors like the massive flooding that afflicted large portions of our core New England market in May or the high gasoline prices that seem to be affecting most retailers nationwide, we do believe that we can affect other business drivers in the second half of the year. We intend to focus on ways of driving more traffic into our stores by, among other things, adjusting the media allocations in our advertising program, with a goal of improving our comparable store sales."

    About iParty Corp.

    Headquartered in Dedham, Massachusetts, iParty Corp. (AMEX: IPT - news) is a party goods retailer that operates 50 iParty retail stores and licenses the operation of an Internet site for party goods and party planning at www.iparty.com. iParty's aim is to make throwing a successful event both stress-free and fun. With over 20,000 party supplies and costumes and an online party magazine and party-related content, iParty offers consumers a sophisticated, yet fun and easy-to-use, resource with an extensive assortment of products to customize any party, including birthday bashes, Easter get-togethers, graduation parties, summer barbecues, and, of course, Halloween. iParty aims to offer reliable, time-tested knowledge of party-perfect trends, and superior customer service to ensure convenient and comprehensive merchandise selections for every occasion. Please visit our site at www.iparty.com.

    Safe harbor statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements that are based on our current expectations, beliefs, assumptions, estimates, forecasts and projections, including those about future store openings, future expectations of comparable store sales growth, improved gross margins, profitability and the industry and markets in which iParty operates. The statements contained in this release are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements, and such statements should not be relied upon as representing iParty's expectations or beliefs as of any date subsequent to the date of this press release. Important factors that may affect future operating results include, but are not limited to, economic and other developments such as unseasonable weather, that affect consumer confidence or consumer spending patterns, particularly those impacting the New England region, where 45 of our 50 stores our located, and particularly during the Halloween season, which is our single most important season; intense competition from other party supply stores and stores that merchandise and market party supplies, including big discount retailers, dollar store chains, and temporary Halloween merchandisers; the failure of any of our systems, including, without limitation, our newly-installed point-of-sale system and our existing merchandise management system, the latter of which was developed by a vendor who is no longer in business and which we are considering replacing in 2007; the success or failure of our efforts to implement our business growth and marketing strategies; our inability to obtain additional financing, if required, on terms and conditions acceptable to us; rising oil and gas prices which impact prices of petroleum-based/plastic products, which are a key raw material in much of our merchandise, affect our freight costs and those of our suppliers, and affect consumer confidence and spending patterns; third-party suppliers' failure to fulfill their obligations to us; the availability of retail store space on reasonable lease terms; compliance with evolving federal securities, accounting, and stock exchange rules and regulations applicable to publicly-traded companies listed on the American Stock Exchange. For a discussion of these and other risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see
Item 1A, "Risk Factors" of iParty's most recently filed Annual Report on Form 10-K for the fiscal year ended December 31, 2005.


                             iPARTY CORP.
                 CONSOLIDATED STATEMENTS OF OPERATIONS
                              (Unaudited)

                   For the three months ended For the six months ended
                     ------------------------ ------------------------
                     Jul 1, 2006 Jun 25, 2005 Jul 1, 2006 Jun 25, 2005
                     ------------------------ ------------------------
Revenues             $18,587,169 $16,517,522  $32,132,968 $29,677,285
Operating costs:
Cost of products sold
 and occupancy costs  10,897,816   9,544,608   19,396,070  17,710,177
Marketing and sales    5,993,016   5,276,430   11,348,114  10,112,277
General and
 administrative        1,404,412   1,534,192    3,097,688   3,335,142
                     ------------------------ ------------------------
Operating income
 (loss)                  291,925     162,292   (1,708,904) (1,480,311)

Interest expense, net   (169,993)   (129,404)    (327,521)   (231,580)
                     ------------------------ ------------------------
Net income (loss)       $121,932     $32,888  $(2,036,425)$(1,711,891)
                     ======================== ========================
Income (loss) per
 share:
Basic                      $0.00       $0.00       $(0.09)     $(0.08)
                     ======================== ========================
Diluted                    $0.00       $0.00       $(0.09)     $(0.08)
                     ======================== ========================
Weighted-average
 shares outstanding:
Basic                 37,728,932  37,706,143   22,545,872  22,111,403
                     ======================== ========================
Diluted               39,283,126  39,937,184   22,545,872  22,111,403
                     ======================== ========================


                             iPARTY CORP.
                      CONSOLIDATED BALANCE SHEETS

                                              Jul 1, 2006 Dec 31, 2005
                                              ------------------------
                    ASSETS                    (Unaudited)
Current assets:
Cash and cash equivalents                      $1,835,340    $699,194
Restricted cash                                   549,594     651,617
Accounts receivable                               665,093   1,246,545
Inventory, net                                 13,750,307  13,251,307
Prepaid expenses and other assets               1,209,292     548,114
                                              ------------------------
Total current assets                           18,009,626  16,396,777
Property and equipment, net                     4,789,217   5,187,099
Other assets                                      194,142     133,200
                                              ------------------------
Total assets                                  $22,992,985 $21,717,076
                                              ========================

     LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable                               $7,524,288  $4,695,094
Accrued expenses                                2,157,940   2,532,238
Current portion of capital lease obligations      475,895     442,358
Borrowings under line of credit                 7,597,456   6,635,874
                                              ------------------------
Total current liabilities                      17,755,579  14,305,564

Long-term liabilities:
Capital lease obligations, net of current
 portion                                          162,631     426,995
Other liabilities                                 779,939     669,003
                                              ------------------------
Total long-term liabilities                       942,570   1,095,998

Commitments and contingencies

Convertible preferred stock                    13,808,650  13,816,101
Common stock                                       22,547      22,537
Additional paid-in capital                     50,994,844  50,971,656
Accumulated deficit                           (60,531,205)(58,494,780)
                                              ------------------------
Total stockholders' equity                      4,294,836   6,315,514
                                              ------------------------
Total liabilities and stockholders' equity    $22,992,985 $21,717,076
                                              ========================

    CONTACT: iParty Corp.
             Patrick Farrell, 781-355-3717
             pfarrell@iparty.com